EXHIBIT 10.3

[NAME & ADDRESS]                 [DATE]

Re:    Notice of Grant for Performance Stock Unit Award

Dear ___________________:

In accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the attached Performance Stock Unit Award Agreement (the “Award Agreement”), you have been granted a Performance Stock Unit Award over a target number of shares of Stock as outlined below (the “Target Grant”). Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement. This document is the Notice of Grant referred to in the Award Agreement and is a part of the Award Agreement.

Granted To:            ____________________
Grant Date:            ____________________
Performance Vesting Period:    ____________________ ending ____________________
Service Vesting Period:        ____________________ ending ____________________
Target Grant:            ____________________

Subject to the terms and conditions of the Plan, the Award Agreement and this Notice of Grant, your satisfaction of the Service Vesting Period requirements and the Company’s achievement of the Performance Goals during the Performance Vesting Period (____________________ through ____________________), you may be entitled to a certain number of shares of Stock based on a percentage of the Target Grant as determined below, with the maximum award equal to _____% of the Target Grant. The number of shares of Stock to be delivered under this Award will be based upon the Company’s performance using the following performance criteria, as certified by the Committee:

(i)	the Company’s growth in diluted earnings per common share from continuing operations (“Diluted EPS Growth”); and

(ii)
the Company’s return on average tangible common stockholders’ equity, which is defined as net income from continuing operations available to common shareholders divided by average tangible common shareholders’ equity, with average tangible common shareholders’ equity equal to average stockholders’ equity less the sum of (a) average intangible assets, net of their related average deferred tax liability and (b) average preferred stock (“ROATCE”).

Both Diluted EPS Growth and ROATCE will be measured on (1) an absolute basis and (2) a relative basis as compared to a peer group, in accordance with the matrices on the attached Schedule A (the “Performance Goals”). Diluted EPS Growth and ROATCE each will be weighted _____% in determining payout of this Award. In order to be eligible to receive the number of shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

By your signature below, you acknowledge and agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Please sign one copy of this Notice of Grant and return it to Executive Compensation in the enclosed, pre-addressed interoffice envelope.

______________________________________________________________________________________________________
Signature                                Date

PLEASE KEEP A COPY FOR YOUR RECORDS

EXHIBIT 10.3

PERSONAL & CONFIDENTIAL

PERFORMANCE STOCK UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN
______________________________________________________________________________________________________

You have been granted an award of Performance Stock Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the Plan prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Solium Shareworks, the online equity compensation management system used by Regions. If you do not have access to a personal computer and would like hard copies of the documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant or the Plan, the terms and conditions of this Award Agreement will control.

The Grant Date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Performance Stock Units (“PSUs”) referenced in the Notice of Grant is the target number of PSUs subject to this grant (“Target Grant”). The number of shares of Stock payable under this Award is contingent upon the extent to which the Performance Goals specified in the Notice of Grant are determined to be achieved. Except as otherwise specified herein, at the end of the Performance Vesting Period and the Service Vesting Period specified in the Notice of Grant (the “Performance Period”), the Committee will certify the level of achievement of the Performance Goals and determine the number of shares of Stock, if any, payable to you under this Award. In order to receive such shares of Stock, you must be employed by Regions or one of its Subsidiaries through the end of the Performance Period (except as provided below). On such date, the number of shares of Stock payable under this Award, if any, will be issued and released to you.

During the Performance Period, the PSUs will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of PSUs, there are no voting rights applicable to this Award. All ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying the PSUs (based on maximum achievement of the Performance Goals) will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock and paid at the time and based on the actual number of shares of Stock that are paid out under this Award (the “Dividend Equivalents”).

Upon vesting of the PSUs and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements in whole or in part by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, prior to delivery of shares of Stock under this Award, any of the following events occur, this Award will be treated as described below:

•
If your employment terminates due to your death, then as soon as practicable following your death, the Performance Period and any other trading restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules or regulations), and shares of Stock equivalent to the Target Grant will be issued to your estate.

•
If your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment continued through the date of delivery of such Stock. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Performance Period, then as soon as practicable following your death, the Performance Period and any other trading restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules or regulations), and shares of Stock equivalent to the Target Grant under this Award will be issued to your estate.

•
If any time on or after November 30th of the year during which the Award is granted, you terminate your employment due to retirement (on or after age 65 or on or after you attain age 55 with 10 years of service), then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end

EXHIBIT 10.3

of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment continued through the date of delivery of such Stock.

•
If the Company terminates your employment without Cause, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment continued through the payment date, which amount will be pro-rated for the portion of the Performance Period between the Grant Date and the date your employment terminated.

•
Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the Award will convert to a Restricted Stock Unit over the number of shares of Stock underlying the Target Grant, which Restricted Stock Unit will vest and become payable in accordance with the service-based vesting conditions in the Notice of Grant, provided you are still employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, such Restricted Stock Units will immediately vest and become payable.

•	If your employment terminates during the Performance Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if this Award is determined to be “deferred compensation,” becomes payable upon your “separation from service” and you are a “specified employee” at the time of such “separation from service” (as defined in Section 409A of the Code), your Award will be paid to you within thirty (30) days following the expiration of six months after you “separate from service,” as determined in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant and the Plan set forth the entire agreement between you and Regions relating to the subject matter of this document and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an authorized officer of Regions; and (4) this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or associate of Regions for any forfeiture of this Award that results from such action or omission.

I congratulate you on your Award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ Grayson Hall

Name:    Grayson Hall
Title:    Chairman, President and Chief Executive Officer